Exhibit 99.1
Cape Bancorp, Inc. Reports Third Quarter 2010 Results
CAPE MAY COURT HOUSE, NJ—(Marketwire — November 2, 2010) — Cape Bancorp, Inc. (“Cape Bancorp” or the “Company”) (NASDAQ: “CBNJ”), the parent company of Cape Bank, announces its operating results for the quarter ended September 30, 2010.
For the quarter ended September 30, 2010, Cape Bancorp reported net income of $1.8 million, or $0.15 per common and diluted share, compared to a net loss of $19.1 million, or $1.55 per share, for the quarter ended September 30, 2009. Net interest income increased $175,000, or 1.96%, to $9.1 million for the quarter ended September 30, 2010 compared to $8.9 million for the quarter ended September 30, 2009. The loan loss provision for the quarter ended September 30, 2010 was $2.7 million compared to $9.8 million for the quarter ended September 30, 2009. During the third quarter of 2010, the Company recognized a tax benefit of $959,000 as a result of a partial release of the deferred tax valuation allowance established in September 2009.
Net income for the nine month period ended September 30, 2010 was $3.2 million, or $0.26 per common and diluted share, compared to a net loss of $19.1 million, or $1.55 per share, for the nine month period ended September 30, 2009. Net interest income increased $211,000, or 0.79%, to $26.8 million for the nine month period ended September 30, 2010 compared to $26.6 million for the nine month period ended September 30, 2009. The loan loss provision for the nine month period ended September 30, 2010 was $4.7 million compared to $12.4 million for the nine month period ended September 30, 2009. During the nine month period ended September 30, 2010, the Company recognized a tax benefit of $1.5 million, primarily the result of a partial release of the deferred tax valuation allowance established in September 2009.
The net interest margin increased 20 basis points to 3.72% for the quarter ended September 30, 2010 from 3.52% for the quarter ended September 30, 2009. The increase was primarily the result of the cost of interest-bearing liabilities declining 37 basis points partially offset by a decline in the yield on interest-earning assets of 12 basis points and a 3.39% decrease in average interest-earning assets. For the nine months ended September 30, 2010, the net interest margin increased to 3.65%, 13 basis points over the same period last year, although average interest-earning assets declined 2.82%. The nine month period also included a 50 basis point decrease in the cost of interest-bearing liabilities while the yield on average interest-earning assets declined 29 basis points.
At September 30, 2010, Cape Bancorp’s total assets were $1.054 billion compared to $1.073 billion at December 31, 2009.
Cape Bancorp’s total net loans decreased to $758.1 million at September 30, 2010, from $789.5 million at December 31, 2009, a decrease of $31.4 million or 3.97%. This change is the result of a decrease in commercial loans of $25.0 million, residential mortgage loans of $6.5 million and consumer loans of $601,000, partially offset by a decrease in the allowance for loan losses of $690,000.
Delinquent loans increased $6.6 million to $41.0 million or 5.32% of total gross loans at September 30, 2010 from $34.4 million, or 4.29% of total gross loans at December 31, 2009. At September 30, 2010, the Company had $32.9 million in non-performing loans or 4.27% of total gross loans, a decrease of $300,000 from $33.2 million, or 4.14%, at December 31, 2009. Total non-performing loans by portfolio type were comprised of $27.6 million of commercial loans, $4.6 million of residential mortgage loans and $795,000 of consumer loans.
Due to the current economic environment, particularly as it has affected the casino industry and related businesses in Atlantic County, we restructured an $11.9 million loan relationship to a large hospitality industry borrower through a troubled debt restructuring. Payments under the restructured agreement are being made as agreed.

At September 30, 2010, Cape Bancorp’s allowance for loan losses (ALL) decreased slightly to $12.6 million from $13.3 million at December 31, 2009, a decrease of $690,000 or 5.18%. The ALL ratio decreased to 1.64% of gross loans at September 30, 2010 from 1.66% of gross loans at December 31, 2009. The primary reason for the decrease in the ALL ratio, in light of the increase in delinquencies, was the charge-off of 3 loans totaling $2.0 million. Those loans were fully reserved for as of December 31, 2009, those reserves were no longer necessary after the loans had been charged off. Loan charge-offs for the third quarter of 2010 were $2.0 million compared to $8.1 million for the third quarter of 2009. Loan charge-offs for the nine-month period ended September 30, 2010 were $5.8 million compared to $10.2 million for the nine-month period ended September 30, 2009.
At September 30, 2010, Cape Bancorp’s total deposits increased to $752.1 million from $736.6 million at December 31, 2009, an increase of $15.5 million or 2.10%. At September 30, 2010, Cape Bancorp’s total borrowings decreased to $162.3 million from $204.0 million at December 31, 2009, a decrease of $41.7 million or 20.42%.
Cape Bancorp’s total equity increased to $133.4 million at September 30, 2010 from $126.5 million at December 31, 2009, an increase of $6.9 million or 5.45%.
Michael D. Devlin, President and Chief Executive Officer of Cape Bancorp and Cape Bank, provided the following statement:
“There were several positive developments during the most recent quarter. Pre-tax earnings improved and we were pleased with the reversal of a portion of the deferred tax asset allowance. As a result, tangible capital grew bringing our tangible capital to total asset ratio to a healthy 10.7%. NIM also improved although management recognizes that the most significant gains have probably now been realized.
“The credit story remains mixed. Troubled assets have declined slightly through the first nine months but delinquency during the most recent quarter increased. During this quarter we changed the personnel responsible for collection efforts and we believe that this transition was a factor. On a broader level, the foreclosure process within the State has slowed from an already sluggish pace, hampering efforts to dispose of the collateral securing troubled loans.
“Our seasonal customers appear to have enjoyed a better season in 2010 than in the previous year. While this is a positive sign for our area, continued weakness in the gaming industry lessens chances for a robust recovery. We anticipate continued improvement, albeit at a modest pace.”

Cape Bancorp, Inc.

	Nine Months Ended		Three Months Ended
	September 30, 2010	September 30, 2009	September 30, 2010	June 30, 2010	December 31, 2009	September 30, 2009

Statements of Income Data:
Interest income	$38,049	$41,344	$12,655	$12,829	$13,189	$13,409
Interest expense	11,262	14,768	3,558	3,736	4,260	4,487

Net interest income	26,787	26,576	9,097	9,093	8,929	8,922
Provision for loan losses	4,652	12,374	2,700	1,708	785	9,765

Net interest income after provision for loan losses	22,135	14,202	6,397	7,385	8,144	(843)
Non-interest income	965	24	1,388	732	908	888
Non-interest expense	21,411	21,346	6,899	7,418	7,822	6,609

Income (loss) before income taxes	1,689	(7,120)	886	699	1,230	(6,564)
Income tax expense (benefit)	(1,490)	12,011	(959)	—	—	12,571

Net income (loss)	$3,179	$(19,131)	$1,845	$699	$1,230	$(19,135)

Basic Earnings (loss) per share1	$0.26	($1.55)	$0.15	$0.06	$0.10	$(1.55)

Basic Average shares outstanding	12,348,861	12,307,455	12,358,140	12,349,609	12,328,321	12,317,638

Diluted Earnings (loss) per share1	$0.26	($1.55)	$0.15	$0.06	$0.10	$(1.55)

Diluted Average shares outstanding	12,359,770	12,307,455	12,368,865	12,349,609	12,328,321	12,317,638

Shares outstanding	13,313,521	13,313,521	13,313,521	13,313,521	13,313,521	13,313,521

Statements of Condition Data (Period End):
Investments	$158,106	$156,455	$158,106	$159,702	$152,815	$156,455
Loans, net of allowance	$758,145	$789,622	$758,145	$774,477	$789,473	$789,622
Allowance for loan losses	$12,621	$13,778	$12,621	$11,916	$13,311	$13,778
Total assets	$1,054,218	$1,067,239	$1,054,218	$1,072,297	$1,072,821	$1,067,239
Total deposits	$752,095	$763,420	$752,095	$786,516	$736,587	$763,420
Total borrowings	$162,335	$173,532	$162,335	$149,033	$203,981	$173,532
Total equity	$133,410	$124,681	$133,410	$130,863	$126,548	$124,681

Statements of Condition Data (Average Balance):
Total interest-earning assets	$980,230	$1,008,623	$970,146	$982,826	$991,773	$1,004,220
Total interest-bearing liabilities	$864,398	$883,305	$847,419	$867,959	$870,796	$872,223

Operating Ratios:
ROAA	0.40%	-2.32%	0.69%	0.26%	0.46%	-6.98%
ROAE	3.24%	-17.84%	5.56%	2.13%	3.89%	-52.87%
Yield on Earning Assets	5.19%	5.48%	5.18%	5.24%	5.28%	5.30%
Cost of Interest Bearing Liabilities	1.74%	2.24%	1.67%	1.73%	1.94%	2.04%
Net interest margin	3.65%	3.52%	3.72%	3.71%	3.57%	3.52%
Efficiency ratio	68.93%	66.49%	64.80%	71.29%	77.23%	66.00%

Capital Ratios:
Tier 1 Leverage Ratio	9.81%	9.03%	9.81%	9.53%	9.37%	9.03%
Tier 1 Risk-Based Capital Ratio	12.32%	10.89%	12.32%	11.87%	11.45%	10.89%
Total Risk-Based Capital Ratio	13.57%	12.14%	13.57%	13.12%	12.71%	12.14%
Tangible equity/tangible assets	10.70%	9.72%	10.70%	10.27%	9.85%	9.72%
Book value	$10.02	$9.37	$10.02	$9.83	$9.51	$9.37
Tangible book value	$8.29	$7.62	$8.29	$8.09	$7.76	$7.62
Stock price	$7.60	$7.68	$7.60	$7.15	$6.72	$7.68
Price to book value	75.85%	81.96%	75.85%	72.74%	70.66%	81.96%
Price to tangible book value	91.68%	100.79%	91.68%	88.38%	86.60%	100.79%

Quality Ratios:
Non-performing loans to total gross loans	4.27%	4.29%	4.27%	3.72%	4.14%	4.29%
Non-performing assets to total assets	3.57%	3.28%	3.57%	3.11%	3.55%	3.28%
Texas ratio	30.59%	30.38%	30.59%	27.47%	32.62%	30.38%
Allowance for loan losses to non-performing loans	38.32%	39.94%	38.32%	40.74%	40.04%	39.94%
Allowance for loan losses to total gross loans	1.64%	1.71%	1.64%	1.52%	1.66%	1.71%
Net charge-offs to average loans	0.90%	1.63%	1.01%	0.84%	0.62%	3.98%

1	Earnings Per Share calculations use average outstanding shares which include earned ESOP shares.

Delinquent Loan Summary

	9/30/2010			6/30/2010
Period Ending:	Balances	% total loans	# Loans	Balances	% total loans	# Loans
31-59	4,045,130	0.52%	19	838,816	0.11%	7
60-89	4,878,337	0.63%	13	3,729,794	0.47%	21
90+	32,082,274	4.16%	111	24,310,212	3.09%	87

Delinquent	41,005,741	5.32%		28,878,822	3.67%
Non-Accrual Other	853,044	0.11%	3	4,937,044	0.63%	2

Total Delinquent and Non-accural:	41,858,785	5.43%	146	33,815,866	4.30%	117

Total Loans Total:		770,766,317			786,392,793

Days	CML	IL	ML	CML	IL	ML
31-59	2,186,269	497,455	1,361,406	687,044	—	151,773
60-89	4,279,793	48,176	550,368	3,099,772	152,586	477,436
90+	26,718,877	795,170	4,568,227	18,975,432	623,116	4,711,663

Delinquent	33,184,939			22,762,248
Non-Accrual Other*	853,044			4,937,044

Total Delinquency and non-accural by Type	34,037,983	1,340,801	6,480,001	27,699,292	775,702	5,340,872

Loan Balance by Type	481,080,792	49,495,762	240,189,763	496,552,053	48,395,645	241,445,095

% of Total Loans in Type	7.08%	2.71%	2.70%	5.58%	1.60%	2.21%

Total Delinquency		41,858,785			33,815,866

	12/31/2009			9/30/2009
Period Ending:	Balances	% total loans	# Loans	Balances	% total loans	# Loans
31-59	3,205,196	0.40%	20	2,277,136	0.28%	19
60-89	2,503,662	0.31%	11	3,765,938	0.47%	21
90+	28,707,813	3.58%	86	31,031,782	3.86%	85

Delinquent	34,416,671	4.29%		37,074,856	4.61%

Non-Accrual Other	4,540,114	0.57%	10	5,297,987	0.66%	15

Total Delinquent and Non-accural:	38,956,785	4.85%	127	42,372,843	5.27%	140

Total Loans Total:		802,783,902			803,399,926

Days	CML	IL	ML	CML	IL	ML
31-59	913,278	408,681	1,883,237	986,732	635,924	654,480
60-89	903,146	49,911	1,550,604	2,497,843	377,240	890,856
90+	24,975,069	482,137	3,250,608	26,582,247	444,947	4,004,587

Delinquent	26,791,493			30,066,822

Non-Accrual Other*	4,540,114			5,297,987

Total Delinquency and non-accural by Type	31,331,607	940,729	6,684,449	35,364,809	1,458,111	5,549,923

Loan Balance by Type	506,364,068	48,879,352	247,540,482	508,307,575	48,565,587	246,526,764
% of Total Loans in Type	6.19%	1.92%	2.70%	6.96%	3.00%	2.25%

Total Delinquency		38,956,785			42,372,843

*	Non-Accrual Other means loans that are less than 90 days past due or current for interest payments that are classified by management as non-performing and are accounted for on a cash basis

For further information contact Michael D. Devlin, President and Chief Executive Officer, or Guy Hackney, Chief Financial Officer, Cape Bancorp: (609) 465-5600.
Forward-Looking Statements
This press release discusses primarily historical information. However, certain statements contained herein are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by reference to a future period or periods, or by the use of forward- looking terminology, such as “may,” “will,” “believe,” “expect,” “estimate,” “anticipate,” “continue,” or similar terms or variations on those terms, or the negative of those terms. Forward-looking statements are subject to numerous risks, as described in our SEC filings, and uncertainties, including, but not limited to, those related to the economic environment, particularly in the market areas in which the Company operated, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset-liability management, the financial and securities markets and the availability of and costs associated with sources of liquidity.
The Company wishes to caution readers not to place undue reliance on any such forward- looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed above could affect the Company’s financial performance and could cause the Company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company does not undertake and specifically declines any obligation to publicly release the results of any revisions, which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.
Further information on factors that could affect Cape Bancorp’s financial results can be found in the Cape Bancorp’s Form 10-K for the Year Ended December 31, 2009, which was filed by Cape Bancorp with the Securities and Exchange Commission on March 16, 2010.